Exhibit 99.03

AllianceBernstein Holding L.P. AB Q2 2010 Earnings Call Aug. 2, 2010

Operator: Thank you for standing by, and welcome to the AllianceBernstein Second Quarter 2010

Earnings Review. At this time, all participants are in a listen-only mode. After the formal remarks, there will be a question-and-answer session, and I will give you instructions on how to ask a question at that time. As a reminder, this conference is being recorded and will be replayed for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Mr. Philip Talamo. Please go ahead.

Philip Talamo: Thank you, Christie. Good afternoon, everyone, and welcome to our Second Quarter 2010 Earnings Review. As a reminder, this conference call is being webcast and is supported by a slide presentation that can be found in the Investor Relations section of our website at www.alliancebernstein.com/investorrelations. Here in New York, we have our Chairman and Chief Executive Officer, Peter Kraus and our Chief Financial Officer, John Howard. Joining us from our London office is our Chief Operating Officer, David Steyn. I would like to take this opportunity to note that some of the information we present today is forward-looking in nature and is subject to certain SEC rules and regulations regarding disclosure. Our cautionary language regarding forward-looking statements can be found on page two of our presentation, as well as in the MD&A section of our 2009 10-K and second quarter 2010 10-Q, which we filed earlier this morning. In light of the SEC’s Regulation FD, management may only address inquires of a material nature from the investment community in a public form. Therefore, we encourage you to ask all such questions on this call. And now I’ll turn the call over to Peter.

Peter S. Kraus: Thanks, Phil. To be upfront on this quarter, our second quarter wasn’t what we would have liked. Performance in Value and Growth equity was challenged in April and May. Although we like the securities selections in the portfolio today, and we’re pretty confident about the portfolio construction, we really didn’t see the performance we would have expected in the April and May market decline. Financial results, as you’ve seen, were also weaker than we would have liked, due primarily to losses from the mark-to-market on deferred compensation and other reductions in revenue caused by the market declines in the quarter. Fixed income performance, however, continued with strong results allowing us to raise $5 billion net positive flows during the second quarter. Those assets today are roughly around $200 billion.

One aspect of the quarter to note, however, is that we are certainly busier. We’ve talked about gross sales in the past and our need to grow these. This is the fourth consecutive quarter of higher firm-wide gross sales. This has had the obvious and expected impact of improving our net flows. As corporations consider more flexibility in their retirement plans and look forward into the future, we’ve seen encouraging strength in our CRS strategy, providing returns on our investment in this platform. And lastly, our efforts in building our alternative platform are on track. The various funds we have initiated are successfully executing their strategies.

One thing we’ve discussed in the past is our geographic diversification. This continues to be a positive for us. We’ve mentioned this, our global footprint, and here are a few recent facts. Thirty-six percent of our assets under management are derived from non-U.S. clients and 54% of our AUM is invested globally. What’s attractive about this is our footprint allows us to capture the growth outside the U.S. Consequently, we’ve seen consistent positive flows from non-U.S. clients. Additionally, our strong Fixed Income brand in Asia has continued to grow and be embellished by both the growth and our performance in that region.

On the people side of the equation, we’ve added to our investment talent. Laurent Saltiel, now the Senior PM for international large-cap growth and global large-cap growth, is off to a strong start in positioning the portfolios to take advantage of our research and his own views. Ashish Shah, Head of Global Credit, has provided new and thoughtful insights into our credit process. We’ve also recently announced broadened responsibilities for some of our most senior talent, designed to leverage their experience. Sharon Fay has expanded her role to be CIO of equities, leveraging her world class investment experience and her demonstrated capacity to build research engines and harness risk to produce effective returns to clients. Vadim Zlotnikov has added firm-wide market strategies to his responsibilities, capitalizing on his industry leading research content and innovative thinking.

Lastly, we’ve expanded our team in SCB in Asia, hiring research analysts and sales and trading personnel, taking advantage of what we think is a long-term secular growth in that part of the world.  As I said at the outset, the quarter was disappointing but the underlying business is well positioned. There are positive results in gross sales, clear evidence of declining outflows and strong performance in Fixed Income, where global customer demand is robust. Additionally, our equity platforms Small Cap Growth, SMID Value, Global and US Thematic and Emerging Markets services have had strong performance and are continuing to attract investor interest. With those opening remarks, I will turn it over to David to take you through some greater detail on performance and flows.

David A. Steyn: Thank you, Peter. Peter has given a high level overview of the second quarter. What I would like to do is to drill down and provide a little bit more detail on some of the key points which he has raised. So let me start with performance, which we summarize on page three. And as Peter said, on the Equity side of our business, the second quarter was a challenging quarter. In some senses, the second quarter was an atypical quarter, dominated by the fiscal crisis here in Europe, a fiscal crisis which has led to the largest post-recovery correction in decades, the S&P down 11.4% in the second quarter; other markets down 14% in the second quarter; and the volatility index spiking from 17.6 to 34.5%. With risk aversion, investors have focused on macro risks, not micro opportunities, not fundamentals. And as The Wall Street Journal reported in the second quarter, not since the crash of 1987 have stocks moved so much in lock step. But at another level, the second quarter was typical. With 40+ years experience as a bottom-up proprietary, research-driven, stock picking, active investment manager, one thing we have learned is that premiums come in spurts. For example, if we look at the six largest value recoveries over the last 40 years, for 33% of the recovery, the recovery in value stocks, cheaper stocks, actually trailed their broader index. And there’s nothing at all about this give-back in the second quarter in terms of its length or depth, which looks atypical or different from our prior experience. And as fundamentals and prices diverged in the second quarter, so the long-term investor opportunity has gotten greater. It is with that in mind, just referring to how Peter commented about how our portfolios are constructed. Now how have we positioned our portfolios today. Our value portfolios are heavily biased towards companies with stable cash flow and strong balance sheets. In fact, as an aside, balance sheets, particularly in corporate America, are flush with cash today, with some $1.84 trillion of cash and liquid assets. On the Growth side of our business, bias, as you’d expect, to companies where we anticipate positive earnings surprise, but just as importantly, for the reasons I’ve just commented on, companies with unprecedentedly attractive valuations.

So if the second quarter was one of understandable setback in performance, when we look at flows, the picture is much more encouraging, with another quarter of an improvement in flows. Now, on page four, we show flows by investment service. And as Peter commented in his remarks, the noteworthy point here is the momentum of fixed income. With Fixed Income assets under management today just a shade short of $200 billion. On page five, we take the same data, and we slice it by distribution channel. And if the story by service is one of the momentum of Fixed Income, the story by distribution channel of the second quarter is the improvement in institutions. This data on page four and page five relates to net flows. Peter commented, however, on gross sales, and this is the data which we’re showing on page six, showing the pattern of gross sales over the past five quarters. As Peter commented, we have seen four quarters now of improved gross sales.

In a minute, I’ll comment on each of the channels individually, but at a company level, I think there are two common denominators to this improved gross sale picture, which I’d just like to highlight.  The first is the payback of strategic initiatives, strategic initiatives of the last few years, particularly in two areas.  The first, Fixed Income, and the second, Defined Contribution. And the second common denominator, perhaps slightly more tactical is the impact of new products and services. So as you may recall in previous quarters, I’ve talked about the rolling out of dynamic asset allocation to the Private Client channel. In quarters to come, we’ll be talking more about the rolling out of a broader and deeper alternative suite with the first major initiative being the launch of our real estate capabilities in the second half of this year.

So with that, let me turn to Retail. This was the only channel which saw a decline in net numbers in the second quarter, a direct response to events here in Europe with the fiscal crisis set off by events in Greece. At a sales level, although down 18% in the second quarter, our gross sales remain strong and for the first half of this year, doubling gross sales for the first half of last year. In fact, the vast majority of the decline in gross sales second quarter over first quarter can be accounted or attributed to our Luxembourg funds, where inevitably, as a result of the focus on events in Europe, there was a decline in sales activity. It’s early days yet, but as we go into the third quarter it looks as if that has stabilized. In fact, if we look at United States sales, sales are up 35% year-over-year and flat quarter versus quarter, so largely unaffected by the events of Europe of the second quarter. And much of the sales activity in the United States of America can be attributed to the focus on Fixed Income services. At a redemption level again, the major story was the fallout post the fiscal crisis in Europe. Whereas on the sales side, that led to a slowdown in sales activity in Europe, on the redemption side, it led to an increase in redemptions in Asia, particularly of global high-yield services. Again, just as sales activity seems to have stabilized in Europe, so the redemption picture in Asia looks, as we enter the third quarter, that it has stabilized. And as for the United States, mutual fund redemptions actually decreased 8% Q2 over Q1, and are currently running marginally lower than our long-term average redemption level. The last comment I’d make on retail is that, as was reported in the press, our 529 CollegeBoundfund contract with the State of Rhode Island, which totaled some $7 billion in assets under management, was renewed.

Let me turn to Private Clients. Here, like Retail, second-quarter gross sales increased significantly over the second quarter of ‘09, though they were flat versus the first quarter of 2010. Unlike our sub-advisory business, whereas in previous earnings calls we commented that we see very little evidence of re-risking, whilst it is gradual and slow, the data does suggest that at a high net worth level in the United States of America, risk aversion is slowly abating. And, we continue to invest in our footprint, the distribution footprint, with a new training class started in June, and a second training class now scheduled for September. Terminations continue to decline and are now extremely close to long-term averages, leading to net outflows declining for the sixth consecutive quarter. Now, I mentioned in my introduction to the distribution side that there is a much greater focus on enhanced products and services. I commented on Dynamic Asset Allocation that has been extremely successful in the private client channel. It’s probably the fastest ramp-up of any products or services introduced in the private client channel. As of the end of the second quarter, some 6000 client relationships have signed up to Dynamic Asset Allocation. That is three times the number I reported at the time of this call in April. And I mentioned that the next focus is going to be on alternatives with the launch of real estate in the second half of this year, the first big step in the broadening and expanding our alternatives platform for the Private Client business.

Lastly on the distribution side, let me say a few words about Institutions. Here the flow picture looks much healthier than in previous quarters. Second quarter 2010 gross sales increased 133% sequentially to $8.1 billion. That is over 500% up from the second quarter 2009. Sales continued to be driven by Fixed Income services, especially global and emerging market strategies. On the redemptions or outflow side, second quarter outflows remained relatively flat, sequentially improving by 2% but 41% from the second quarter of 2009. Now in the press release we issued, we observed that the pipeline finished the quarter flat, or marginally down compared to the first quarter. In fact, early – one month into the third quarter, the pipeline has expanded significantly, particularly as a result of wins in Defined Contribution space. Defined Contribution was a market which in 2009 we observed that the cost of ramping up appeared to be high. But recently we’ve begun to see a surge of activity and we are getting some real traction in Defined Contribution, which will be an issue I’ll be returning to at the next earnings call.

So with that let me turn to the Sell-Side, Sanford C. Bernstein or as we label it here Bernstein Research Services. Peter in his remarks commented about our expansion of the footprint into Asia. We now have six senior analysts onboard and senior hires made to lead both sales and trading. This is the third leg of our sell-side operation, and follows the ramp up here in Europe over the past decade which has transformed our business. This is the next missing piece of our jigsaw. As I look at Europe, we highlight here the Thomson Reuters Extel survey of European institutional investors where we had our highest ever results, particularly gratifying bearing in mind this business is less than 10 years old. Turning to financials, revenue is up 6% versus prior year quarter and 6% versus the first quarter of 2010, with both U.S. and Europe seeing rises in revenue. Having said that, market trading activity has decelerated meaningfully in the third quarter, as is being widely commented on in the street over recent week as earnings have been reported. Whilst we see enjoying earnings market share gains inevitably in this environment, those market share gains will be slowing.  So with that let me hand over to John, who will take you through the financials.

John B. Howard, Chief Financial Officer: Thanks David. Good morning everyone. I’ll start with the high level recap of the results we reported earlier this morning. As Peter mentioned our earnings were down this quarter from Q1. We took significant investment losses on our deferred comp investments, consolidated Venture Fund and seed capital investments as global markets declined in the second quarter. On the expense side, we made investments in personnel, strategic hires to support our new business initiatives and increased client related travel and conference to support servicing and sales efforts. As for the numbers, GAAP revenues were down 5% from the prior year quarter and the first quarter 2010. GAAP expenses were down 1% from both prior periods, primarily due to lower deferred comp expenses associated with the Q2 market decline. Our tax rate increased to about 12% in Q2 versus 9% in the first quarter, because our earnings decline from Q1 to Q2 was largely in our domestic subsidiaries, which have a much lower tax rate. Earnings in our foreign subsidiaries, which were taxed at higher rates, represented a large proportion of our global net income. This too is a function of the losses on deferred comp investments as most of our employees are US based. We’re projecting an effective tax rate of about 10% for calendar 2010. As mentioned on last quarter’s call, we received our final trail of payment from the sale of our money market business to Federated in the second quarter. GAAP earnings were $0.31 per unit and adjusted earnings were $0.38.

Let’s move on to slide 12 to discuss adjusted earnings. So what are adjusted earnings and why are they important. We believe they’re more relevant to how we monitor our performance and to help investors better understand the underlying trends in our results. We’ll be introducing several new performance metrics today, including adjusted net revenues, adjusted operating income, and adjusted operating margins.

As you can see on the chart on this slide, GAAP and adjusted earnings and operating margins could be materially different at times. We believe reporting both GAAP and adjusted metrics will keep our investors better informed. Please refer to our Press Release, the appendix of this presentation, and our Form 10-Q for more information and supporting reconciliations as required under the rules. We will also provide a six quarter history of GAAP to adjusted reconciliations on our website which you can download later today. Let’s take a look at the adjustments to revenues which relate to three key areas. First, the investment P&L related deferred compensation. This is clearly the largest and most volatile item that impacts our adjustments to revenues. The significant market volatility of the past couple of years have created large gains in deferred compensation in 2009 especially in Q2 and Q3 of last year and large losses in the second quarter of this year. Second, the results related to our consolidated AB Venture Capital funds. We consolidated one investments partnership within our corporate results, the Venture Funds, so 100% of this fund’s results are included in our GAAP revenues. Because we own only 10% of the funds, we have backed out 90% of the P&L from our earnings to the minority interest line. So for our adjusted earnings presentation we net the minority interest against our revenue leaving only our 10% economic interest. And third, distribution related payments. Distribution Revenues are largely a pass through for us. The funds pay us distribution fees which we book as revenues and then we pay them out almost entirely of expenses. We believe that netting this distribution pass through expenses gives us a true picture of our core operating revenues when we are determintating adjusted operating margins. Now let’s talk about adjustments to operating income. We’ve adjusted for the net impact of investment P&L and employee compensation associated with the mark-to-market on deferred comp. Next we adjusted for the Venture Fund as we previously discussed and then finally, we excluded the impact of periodic non-core charges such as real estate charges. So to summarize the concepts of GAAP versus adjusted results, we feel that adjusted results are a valuable tool in managing our business. They present a clearer picture of our operating performance, and allow us to see long-term trends without the distortion primarily caused by the mark-to-market and deferred comp. Since we measure our result using these metrics, we believe that it provides a valuable perspective for investors.

Let’s move on to slide 13 and discuss our revenues. Base fees were up 14% versus the prior year period on higher average AUM and slightly higher average realization rate. Fees were flat sequentially, while average AUM fell slightly. We had a slight improvement in our average fee rates and we had one extra business day during the quarter. As David mentioned, research revenues were higher by 6% versus prior period, driven by higher volumes in April and May. And Distribution Revenues improved due to higher average retail AUM. But you can see similar changes in distribution-related payments, which offset these increases. So to this point, operating revenues compare favorably with both prior periods, however, market decline created unfavorable investment P&L comparisons with prior periods. We took $57 million of investment losses during the second quarter, which included $37 million on the mark-to-market deferred comp, $10 million loss on a consolidation on the venture fund and $5 million in losses on seed capital investments. Overall we saw $120 million decline in investment P&L versus prior year quarter and $50 million drop versus the first quarter of this year. GAAP revenues were down 5% versus both prior periods but as you’ll see adjusted net revenues paint a more positive picture. Again, let’s review quickly how we get from GAAP to adjusted net revenues. First we removed the investment gains and losses associated with deferred compensation and 90% of the Venture fund and then we net down a Distribution-related payments. The end result, adjusted net revenues increased 11% versus the prior year period and was flat consecutively, compared to a 5% decrease on a GAAP basis.

Let’s now review slide 14 for discussion on expenses. GAAP expenses in the second quarter were down 1% versus both prior periods, primarily due to lower employee compensation due to the impact of mark-to-market losses on deferred comp, partially offset by investments in personnel, client conferences and other client related activities. Compensation was down 4% versus the prior year period and 2% consecutively. Our head count is roughly flat at the end of Q1 at around 4,300 employees. As you know, we target our compensation as a percentage of revenues, excluding distribution revenues. Over the first half of 2010 our compensation ratio was 49.2% down from 52.5% in the first half of 2009 and up slightly from our comp rate of 48.5% for all of calendar 2009. Base compensation was $100 million in base salaries and $10 million in severance, that’s down about 2% from the prior year quarter. Base compensation is up 5% consecutively which was driven entirely by severance. We had $5 million in severance in Q1 and $10 million in severance in Q2. In terms of compensation decline versus both prior periods, mark- to- market losses on deferred comp investments have pushed incentive comp down 13% versus the prior year quarter and 9% consecutively. This was partially offset by higher cash bonuses versus prior quarters. Our cash bonus accrual is up 3% in the first half of 2010 versus the first half of last year. Once again, incentive compensation is booked based on our targeted compensation ratio. Commissions and fringe expenses are up versus the prior year due to $7 million in recruitment expenses in the current quarter; quite simply we were adding talents in many areas of the firm. We hired 200 new employees in the current quarter which is the most hires we’ve had in a quarter since the second quarter of 2008. We made personnel investments within our investment teams on the buy side and Peter mentioned a couple of examples in his opening remarks. We’ve also invested in our Sell-Side business, especially in Asia. Sequentially these expenses are flat as the lower payroll taxes and fringes offset the higher recruitment expenses. Promotion servicing expenses are up, which mostly reflect the higher level of business activity. Expenses are up 15% versus the prior year period and 9% consecutively. Distribution-related expenses are up versus both prior periods, though the increases in expenses are largely offset by increases in the distribution revenues. Versus Q1 we also had over $5 million of incremental expenses associated with client conferences and client related travel. The increase in conference cost is seasonal as we host the majority of our annual conferences around Q2. We host the conferences on the Sell-side, within Growth, and we hold a number of our annual Private Client conferences during the quarter. This cost will fall in the second half of the year. Travel expenses have picked up this quarter. We’re seeing higher business activity across the firm driven by the increase in our gross sales, building out the Asian Sell-Side business and launching new alternative businesses to name a few. G&A is down 9% from the prior year, and 7% consecutively. The decline versus the prior year period is due to higher claims processing charges and FX losses last year. The first quarter of 2010 was impacted by $12 million real estate charge; excluding the charge G&A rose by $3 million in Q1 due primarily to FX losses. We had a $1.5 million FX gain in the first quarter and $1.5 million FX loss in the current quarter.  Let me talk about real estate for a minute, as we previously mentioned we’re in the process of reviewing our real estate footprint in the New York City area, primarily as a result of reductions in head count over the past couple of years. There are a lot of things to consider before we make a final determination on a reduction plan. There are economic considerations, such as the marketability of each location and build out cost, as well as business and infrastructure requirements. We expect to complete this review by the end of the year and based on the final outcome additional real estate charges could return in the future.

Let’s now move on to slide 15 to review the reconciliation of GAAP to adjusted earnings. First, the deferred comp adjustment. This adjustment reflects a net impact of investment P&L and employee compensation expense related to the mark-to-market of deferred comp. It resulted in an $18 million add-back to GAAP results in the current quarter, a reduction of $55 million in the prior year quarter and a reduction of about $11 million in the first quarter of this year. Second, we add back the real estate charge of $12 million in the first quarter of this year and third, minority interest balances. Adjusted earnings of $135 million in the current quarter are up 74% from the prior year quarter, while GAAP earnings for the same period showed a 19% decline. Adjusted earnings for the second quarter are down 15% from Q1 versus down 23% for GAAP. Adjusted Operating Margins also tell a much different story year-over-year, GAAP margins fell from 18% to 17% and adjusted margins rose from 13% to almost 21%. And once again adjusted earnings were $0.38 per unit in the current quarter.

Let’s move onto slide 16, before we wrap up our review of the financials. On this slide we provide a bridge showing major variances between the adjusted earnings of the current quarter and the first quarter of this year. Note that there are no variances related to advisory fees since they were flat consecutively. Most of these items have already been addressed earlier in the call such as severance, recruitment and FX, but let me spend a minute on seed capital. We have not included seed capital gains and losses within our adjusted earnings adjustments as we believe they are key operating activity in launching new products. We have a $7 million swing in investment P&L on seed capital balances, driven by $2 million gain in Q1 and a $5 million loss in Q2. We have over $150 million of seed capital investments across our various AB traditional and alternative investment products. With the increased volatility in the market, we made a decision to hedge our seed capital investment toward the middle of the second quarter. Our seed capital investment saw gains of $12 million in 2009 and losses of $3 million year-to-date.

Now let’s speak briefly about the year-to-date period. Adjusted earnings increased from $121 million in the first half of 2009 to $292 million in the first half of this year.

One quick comment on the buy back, we repurchased 3 million units during the first half of this year. As we mentioned in the earnings release today, we will continue to buyback units in the second half in anticipation of funding future deferred comp awards, which will occur in December of this year.

So to wrap things up and I will focus on adjusted numbers here, adjusted net revenues were flat sequentially and up 11% versus the prior year period. Adjusted operating income was down 15% sequentially and up substantially versus the prior year and adjusted earnings were $0.38 or GAAP earnings were $0.31.

So results weren’t as strong as we would have hoped adjusted revenues were flat sequentially, but certain expense categories were up, although it was for investment in people and clients.

If you do have any questions on the numbers or the new presentation of adjusted results, Phil and I will be happy to speak to you after call. And with that we’ll open up the call for Q&A.

QUESTION AND ANSWER SECTION

Michael Kim: Hi, guys, good morning. Can you first just give us the lay of the land in the Institutional channel? Where do you think you are from a flow standpoint and do you feel like there are still redemptions to come? We really haven’t seen any big shifts from the Institutions, but maybe these could be offset by renewed interest from other areas of the business.

David Steyn: Why I don’t I kick-off that one. I mean clearly the good news on the flows is on the Institutional side with wide-spread traction in the Fixed Income space. We commented on this in the past. Part of that is because of the competitive nature of our services and performance in Fixed Income. Part of that is a shift within pension funds, largely world-wide, out of Equities or reducing Equities and into Fixed Income. A shift which predates the credit crisis of 2008, but certainly was accelerated by the credit crisis of 2008. Now, whilst it’s perhaps a little bit rash to say that it is a secular shift, it is certainly a shift which is showing no sign at this point of abating. So, on the positive side of flows, the combination of that asset allocation shift by institutions, by that I mean not just limited to pension funds but certainly lead by pension funds, and the competitive nature of our performance in that space has been very positive. On the Equity side, I think you’ve seen the mirror image of that, particularly domestic large cap equity service, which arguably worldwide, are in retreat, retreat both because the proportion of the pie which is in Equities has gone done, then the portion which is in domestic has gone down, and then the portion in domestic which is in active services has gone down. More positively on the Equity side, we continue to see flows in the industry growing into global equities which has been a major source of business for this firm over the past decade. So, my fairly long winded answer is, it’s a very complex picture, Fixed Income good, domestic Equity continuing to decline in asset exposure and global equities are still positive. Does that address your questions?

Michael Kim: Yep. That’s very helpful. And then secondly, just more conceptually now that Sharon is the equity CIO, any sense that you are kind of moving towards a more centralized structure on the investment management side, and just how you are thinking about that structure going forward?

Peter Kraus: Michael, we are going to continue to be focused on style purity and investing so there is growth investing and value investing. Research staffs and portfolio managers will continue to be separate. Sharon will continue to be, as she has been, player, coach on the value and coach as it relates to the growth team. We think there are three main advantages in having a CIO of equities; one is the leveragability in sharing reputable investment experience, secondly, in understanding how to actually harness opportunities in investing across the globe in areas like risk, and third, in understanding the excellence in research and in bolstering and embellishing the research process in both of the specific style activities growth and value. So in a word, no, we don’t intend to back-off of or to reduce our investment in the style pure activities of the equity platform.

Michael Kim: Okay. Thanks for taking my questions.

Operator: Thank you. Your next question comes from the line of Robert Lee with KBW.

Robert Lee: Thanks. Good morning, everyone. Could we maybe focus on the DC business a little bit? Peter and David, you both made some comments of already seeing a true momentum there. Is it more a part of your unfunded pipeline is more in the DC business? Or is there more conversation and the extent you’re starting to maybe see more wins or compete for more business. Are you able to get some of your own investment selections as part of your overall pipeline? I know you also obviously have a business managing the glide path. But have you been able to just kind of insert your own investment selections as well?

David Steyn: I think the answer to that is sort of yes, yes, and we’ll see. Let me try to answer in slightly more detail. I think one of the characteristics of DC is it’s got a longer sales cycle than the DB business for a whole host of reasons. Many more stakeholders, many more constituents, it’s much, much more complex when moving a plan, when putting in structures like our customized retirement systems. There is a great deal of what we’d call plumbing to do. There is participant communication to do. So in some senses, the surging activity, which we are beginning to see now, is like the tip of the iceberg and actually things have been going on for some period of time out of sight. The customized retirement strategy initiative is something we have focused a great deal of resources on over the past few years. And you’re right that there are two component pieces here in one sense. There is the platform, which we’re supplying to some extremely large sophisticated institutions, and then in time we would also hope that we would have standalone services of AllianceBernstein capabilities embedded in that platform but the first comes before the second. We definitely see this as a key growth initiative of the firm and potentially something which could be a very attractive business but also one which has very sticky characteristics.

Robert Lee: Okay, great. And maybe my follow-up, could you update us a little bit on what you’re seeing from investor behavior, maybe how it progressed over second part Q2 and now into Q3 here. I know you mentioned that you’ve seen the pickup in the institutional pipeline, but any color you can provide? Does it feel like Private Clients are kind of all gone on holiday more so than usual? Any kind of color you can provide on business trends and investor psychologies again into Q2 here.

David Steyn: Sure. I don’t think that there’s much evidence of Private Clients going on holiday. In fact, if anything, across multiple sectors is evidence of a wall of money sitting to be engaged within the market. I mean, even in the institutional space, cash holdings are perhaps at unprecedented levels. So the activity levels within Private Client business are tracking very consistently with this stage in comparable recoveries from their markets. As I said on the last earnings call, if there is a difference, the difference is not in the number of relationships we’re opening up, the difference is in the size of the funding of the relationship. So whereas four years ago you pitched for $20 million mandate, you either got it or you didn’t, today you pitch for a client for $20 million and you perhaps get payment of $10 million. Having said that, there is an incremental re-risking which is taking place in the Private Client business, I mean it’s slow, it’s gradual, but it’s real. If I were to give you a data point on that, if you looked at calendar year of 2009, new accounts in new money to the firm was 61% fixed income and 39% Equities. So far this year first, half of this year it is 54% Fixed Income and 46% equities. So a meaningful re-risking is underway.

Robert Lee: Thank you very much.

Operator: Thank you. Your next question comes from the line of Craig Siegenthaler with Credit Suisse.

Craig Siegenthaler: Just to talk about net flows for a second, it sounds like there could be some good improvement in Luxembourg channel, you mentioned dynamic asset allocation and you’re just talking about DC. What areas of the business are you kind of most worried about from a net flow standpoint of next 12 months?

David Steyn: Well, I think the area which continues to frustrate, if that’s the right way to put it, is the sub-advisory channel, which saw significant de-risking take place post 2008 and we continue to see very little evidence of that reversing. Again that’s a slightly sweeping generalization. I am talking about de-risking. We saw meaningful assets moving and we’re not seeing that turnaround, so that’s discouraging. But on the mutual fund side, I think looking at events in the second quarter in some senses we were protected and we were helped by the fact that recent success has been heavily skewed towards Fixed Income and the big flows across the industry in mutual funds space for larger Equities. So the picture right now, in retail in terms of flows is looking reasonably healthy.

Craig Siegenthaler: And then just to look at the Fixed Income side, do you feel more comfortable with some of the high yielding areas of Fixed Income product that are a little bit more anti inflationary fighting like emerging market bond funds and global bond funds? And are you more concerned with maybe your core products just on a 12 months basis?

David Steyn: Well, I think the answer to that is the flows have been not just for us but the most positive in the industry in things like global and high yield and we would expect that to continue, and we are particularly competitive in that space.

Craig Siegenthaler: Okay. Got it. Thank you for taking my questions.

Operator: Thank you. Your next question comes from the line of Bill Katz with Citigroup.

Bill Katz: Thank you. Good morning, everyone. Just coming back to Institutional business on the redemption side, given your monthly disclosure where it suggests it’s been a bit of a slowdown as you sort of exited the quarter, just wondering if you can talk a little bit about the trends on the redemption side?

David Steyn: June was a good month as we exited the quarter with all three channels in positive territory, that’s one month. I don’t think at this point there are any particular trends I would highlight certainly not in the course of that three months period which I’d extrapolate forward into the future quarters in terms of the redemption picture.

William Katz: Okay. Second question, so it comes back to discussion of some of the headcount addition you’ve made. Can you can talk a little about the pro forma impact on third quarter expense run rate if any?

John Howard: Bill, its John. If you look at our compensation process, as you know we record compensation based on a compensation ratio, so the first half of the compensation ratio was 49.2%. The investments are within that ratio. So that is part of the reason the ratio ticked up slightly from 48.5% in 2009 to 49.2% in the first half of 2010. So I think you should think about in the context of a slightly higher ratio.

William Katz: Okay. Thank you.

Operator: Thank you. Your next question comes from the line of Marc Irizarry with Goldman Sachs.

Marc Irizarry: When you think about the alternatives business, and you talked about real estate bring the first step, when you look at the overall business in the role of alternatives, is there way for you to accelerate your growth there?. What is the game plan to build out some of the other capabilities that Institutions and Retail investors might be looking for?

Peter Kraus: Well, I think Mark it’s a step-by-step process. We have launched a number of alternative investments, not only just the real estate, but also in the hedge fund space inside of the firm and in connection with an outside hedge fund manager. We also have and it was announced today, two people internally looking at organizing early stage oil and gas investing activity. I think what you are going to see from us in the next three to six months is a continued drumbeat of new opportunities in that space that will round out our offering of internal hedge fund opportunities and potentially external hedge fund opportunities that both our individual and institutional clients can take advantage of.

Marc Irizarry: Okay, great. And then just on the Retail part of the business, looks like non- U.S. Retail, in particular has seen some gross sales trends during the quarter, can you just comment on those trends that you’re seeing in non-U.S. Retail versus U.S. Retail?

David Steyn: Sure, I mean actually over recent quarters, the way we had framed this is that the turnaround in our retail business excluding sub-advisory was being laid for us first of all in Asia then working its way westwards towards Europe and then the United States. And it’s being led by Fixed Income. Those trends continue. What is encouraging is how much the sales activity in United States has picked up to catch-up with the improved momentum out of the United States of America. I think there’s a broadening of distribution which will take time to mature. But I don’t think there’s any reversal of the fundamental trend that was leading the game at the minute for us, which continued to be Fixed Income.

Marc Irizarry: Yeah, thanks.

Operator: The next question comes from the line of Cynthia Mayer with Bank of America Securities.

Cynthia Mayer: Hi. Good morning. If you look at some of the more discretionary spending items you have like conferences, travel, recruiting, even cash bonuses some of which were up in 2Q versus 1Q, can you give us a sense of whether collectively, you expect that spending level to be sustained here in the second half? I think you mentioned conferences are somewhat seasonal and will be going down, but other than that, can you give us a sense of the outlook?

John Howard: Sure. Despite the conferences, Cynthia, you’re spot on. They typically are higher in the first half of the year and for 2010 conferences were higher for us in Q2. So they should and they will drop in the second half and that’s probably $2.5 to $3 million in savings on a quarterly basis moving forward into the second half. With respect to recruiting costs, they should fall from the Q2 run rate in the second half, though they are a little bit difficult to predict but the number should come down versus Q2. I think those are the two specific items that I’d point to. With respect to discretionary cash bonuses, we did mention that’s going to be based on the comp ratio. So I think that’s not a Q2 only event. We book a base on a comp ratio. We are 49.2% for the year and we look at that on a quarterly basis based on revenue trends and some of the investments that we are making.

Cynthia Mayer: Right. Okay. And are you comfortable with the 49.2 going forward?

John Howard: That’s on a year-to-date basis and specifically for the second quarter the rate was 49.8%. In that range of 49.8% to 49.2% is probably reasonable in the short term.

Cynthia Mayer: And then Peter you just mentioned in another answer that within the alternatives initiative you are thinking of including external hedge fund opportunities. Could you clarify how that would work? Are you thinking of fund of funds businesses and would that be for Private Client or Institutional?

Peter Kraus: Well, we’ve said many times in the past that we’ve looked at external hedge funds and we are continuing to do that. There is a particular activity that we’ve joined with one other external hedge fund that we’re talking with clients about and that’s really what I was referring to, and as you know it’s hard to talk about specific funds in these calls, so I won’t be able to do that. But I think you’ll see a constant investigation on our part on how we can continue to broaden our hedge fund activities.

Cynthia Mayer: Okay. Thanks.

Operator: Thank you. You do have a follow-up question from the line of Bill Katz with Citigroup.

Bill Katz: Thanks very much. If you adjust for the 5 million or so of usual expenses in the distribution line, your revenues were up about 3% sequentially, but the residual expenses were at 11%. I was just wondering, if I have my math right and if that is right, can you talk about the dynamics between the margin trends here or any another unusual items in the quarter?

John Howard: Bill, let me just speak at a high level and I think what I’ll focus your attention on is slide 16 for the bridge to show some of the major variances. The compensation rate increased over the first quarter. We were 49.8% and the comp ratio of the Q2 49.2% year-to-date. Severance was higher, $5 million from Q1 to Q2, and recruiting was higher by $4 million and that was $7 million in Q2 specifically. With respect to promotion and servicing expenses, the big driver there was $5.5 million increase in travel and conferences and as I responded to Cynthia’s question, probably about half of that would drop in the second half of the year on a quarterly basis due to the higher concentration of conferences in Q2, and then with respect to the G&A expenses they were flat, if you pullout the FX losses from Q1 to Q2.

Bill Katz: Okay. My question is really more specific to the distribution plan payment line which was $71 million in this quarter. If you subtract that and the bulk of the travel and the conferences, you’re still at $65 and that’s an 11% growth sequentially. Is there anything going on between those dynamics?

John Howard: Yeah, I would look at distribution P&L on a net basis, so taking distribution revenues less distribution related payments and the amortization of the DSC and if you look at that, those one revenue and two expenses on a net basis, they were slightly positive, around a few hundred grand positive in the second quarter, down from a little over $1 million positive in Q1 those numbers were slightly negative in the third quarter of last year in the fourth quarter of last year. So if you look at the trailing four quarters, the net distribution P&L is positive or minus a million dollars down, so it’s within the normal range.

William Katz: Okay. Thank you.

Operator: Thank you. And your next question comes from the line of Roger Smith with Liquidity.

Roger Smith: Thanks. When looking at what was reported in the first quarter of 2010 in this press release versus last press release, it looks like there is stuff that was moved from other into plan and distribution payments and maybe if we just understand what happened there that might help us see the differences better?

John Howard: Sure, absolutely Roger, very good point. We did have some reclasses within promotion & servicing expenses, so it was not between expenses categories, between G&A and P&L, it was just with promotional services. There are three line items within our P&L expense, distribution plan payments, the amortization of the DSC and other. There were distribution related expenses that were included in other historically and beginning in Q2, we re-classed into distribution plan payments. We have actually broadened the category now and call it distribution related payments. The reclass in the first quarter was a little over $8 million and the reclass in Q2 2009 was $6.4. So total promotion services expenses did not change, it’s just a realignment between those individual components of promotion and servicing expenses. If you look at the reconciliation, the six quarter reconciliation within the press release and the 10-Q, you can see all those numbers going back since the first quarter of 2009, so it’s a good point, Roger, there was movement within P&L.

Roger Smith: Okay. Thanks very much.

Operator: There are no more questions in queue.

David Steyn: If I could just go back to Mark’s question because I can give you greater granularity, you asked about the trends within retail flows. The first half this year over last year we are up over a 100%, Fixed Income is up over 200%, Value sales are up 55% and Growth sales are up 48%. And then when you look at where its been led by, Asia had led about 162% and Europe coming up in the rear, I just want to put it that way, up 33%. We would expect that to even out over time.

Philip Talamo: Okay. Great. Thanks everyone. And as always the IR team is available for your calls and questions later today. Have a good day.

Operator: Thank you, everyone for participating in our conference call. Please feel free to contact investor relations with any further questions. Have a great evening. You may now disconnect.